Exhibit 99.1
                                                                    ------------

Contact:   Porter,  LeVay  &  Rose,  Inc.
           (212)  564-4700                                       April  1,  2009

 N-VIRO INTERNATIONAL CORPORATION REPORTS ANNUAL AND FOURTH QUARTER RESULTS FOR
                                      2008

                         - 22.4% Increase in Revenues-

      - Tonnage Increases 47% to 91,000, With Expected Increases in 2009 -

   - Successful Transformation of Business Model Leads to Improved Results -

TOLEDO,  OH,  April  1,  2009  --  N-Viro  International  Corporation,  (OTC BB:
NVIC.OB), an environmental and materials operating company that owns patented technologies to convert various types of waste into beneficial reuse products, including the renewable biofuel N-Viro Fuel and the N-Viro Soil , reports its revenue increased 22.4% for the year and 23.1% for the fourth quarter periods ended December 31, 2008. Wet tons of sludge processed in 2008 increased to 91,000, compared with 62,000 in 2007.

Financial  highlights  for  the  2008  year-end  included:

- Revenue increased to $5.0 million, a 22.4% increase over the $4.1 million reported in the 2007 full-year period. Much of the revenue increase resulted from an increase in facility management revenue and service fees primarily from the Florida N-Viro location, as well as from sales of the N-Viro Soil product, with contributions from its Toledo facility also increasing;

- Gross profit was $741 thousand compared with $705 thousand, a 5% increase over last year;

- Gross profit margins were 15% compared with 17% for the prior year; the decline in gross profit margin resulted from the increase in facility management fee operations, which have a lower gross profit margin than our other types of revenue. The Facility management operations represented 93% of revenues in 2008 compared to 76% in 2007. Operating expenses for the third and fourth quarters of 2008 were affected by significant increases in fuel costs, which resulted in higher transportation costs.

- Operating expenses decreased to $1.9 million compared with $2.2 million last year, a 13% improvement. Included in operating expenses for 2007 was a non-cash impairment charge for the write-off of patents and other intangibles amounting to $331,000.

- $175,000 of cash was used during 2008 for investment in processing and transportation equipment assets in order to secure additional business in both the Florida and Toledo operations. The company acquired a total of $924,000 in assets to fuel its growth and create operational efficiencies, the benefits of which are expected to be experienced in 2009 and beyond by increasing processing and hauling capacity.

- Operating loss decreased to $1.2 million compared with $1.5 million for 2007;

- Net loss decreased to $1.16 million or $0.27 per share, compared with last year's loss of $1.5 million or $0.38 per share. The net loss in 2007 included the above-mentioned non-cash impairment charge for the write-off of patents and other intangibles.

Financial  highlights  for  the  fourth  quarter  2008  included:

- Revenue increased to $1.2 million, a 23.1% increase over the $995 thousand reported in the fourth quarter of 2007;

- Gross profit increased to $188 thousand, a 37.2% increase over last year's $137 thousand reported in the comparable quarter;

- Gross profit margins for the quarter were 15.3% compared with 13.7% in last year's fourth quarter;

- Operating expenses decreased 22.4% to $602 thousand compared with $777 thousand in the fourth quarter of 2007.

- Operating loss for the quarter decreased to $415 thousand from $640 thousand reported in the 2007 fourth quarter;

- Net loss decreased to $423 thousand, compared to 2007 fourth quarter loss of $641 thousand.

Timothy R. Kasmoch, President and CEO of N-Viro International Corp. said, "We believe that 2008 was a pivotal year for N-Viro as we demonstrated the strength and viability of our business model. Nearly all of our revenue emanated from facility management, products and services this year, reflecting the successful transformation that we began in 2007. An important part of this transformation was the contribution of the Florida N-Viro facility, which we purchased in full, in late 2006. This facility was a significant revenue driver this year, contributing approximately $1.2 million of the increase in our revenue, some of which came from the contracts we were awarded in 2008 from the City of Port Orange and the Toho Water Authority in Florida. Because we acquired several of our Florida customers during 2008, full-year revenue from these customers is not reflected in our results. In addition to full-year contributions from these customers, we also hope to acquire additional business at our Florida facility in 2009. We are also pleased that Volusia County recently signed a five-year lease renewal for our facility in Daytona Beach. We plan to aggressively explore expanding the capabilities of this facility to process biosolids into our patented biofuel, N-Viro Fuel, and look forward to continuing and expanding our relationship with Volusia County."

He continued, "Our Toledo facility, where we process a majority of Toledo's wastewater sludge and sell the resulting N-Viro Soil product, continues to be a productive operation. During 2008, we processed 36,000 tons of sludge, with all of the N-Viro Soil product being used for agricultural purposes. With strong demand for N-Viro Soil, which we hope will continue to grow,our goal is to increase our tonnage this year from that facility. The increased demand is evidenced by the fact that with only one quarter into the year, we have requests that already exceed our entire yearly contracted production with Toledo. To help meet the demand, we are currently in discussions with the city to increase the amount of sludge that we process this year to produce enough N-Viro Soil for agriculture."

"In addition to the successes in Daytona Beach and Toledo, we also made significant progress on the development of an N-Viro Fuel facility, with Michigan State University (MSU), Mahoning Valley (Ohio) and others. As previously announced, we are currently in the process of planning and designing the biofuel processing facility for MSU, and we expect the Board of Trustees to approve the plan this spring. If completed, we believe this would be the first replicable waste-to-energy model that could be implemented with other universities throughout the country," Mr. Kasmoch said. "In Mahoning Valley, where another N-Viro Fuel facility is planned, we continue to evaluate sites with our joint venture partner. Once complete, we will begin the permitting process."

                                     -more-

Mr. Kasmoch continued, "We are excited by the fact that N-Viro Fuel recently received alternative energy status from the U.S. Environmental Protection
Agency,and we believe this status makes N-Viro Fuel an even more appealing solution to the public and private sectors. Given the current trend toward the use of renewable fuels, we believe that N-Viro Fuel presents a viable solution to potential customers. We are currently in discussions with several companies involved in the cement and fuel/power generation industries for the development and commercialization of the patented N-Viro Fuel technology While we continue to focus on the development of regional biosolids processing facilities, we are currently in negotiations with several privatization firms to permit and develop independent, regional facilities."

Mr. Kasmoch concluded, "We believe the increased level of inquiries and discussions with potential customers point to what we believe will be a strong year for the Company. We also anticipate more favorable transportation and fuel costs will favorably impact our operating expenses. Based upon the anticipated level of business and our expected lower operating costs, we believe we are on track to be cash-flow positive for the first quarter of 2009."

About  N-Viro  International  (www.nviro.com)
---------------------------------------------
N-Viro International is an environmental and materials operating company that owns patented technologies to convert various types of waste into beneficial alternative fuel products, including the renewable biofuel N-Viro Fuel and the N-Viro Soil. Its renewable biofuel technology, N-Viro Fuel , has received alternative energy status from the U.S. Environmental Protection Agency, which qualifies the technology for renewable energy incentives. N-Viro International operates processing facilities independently as well as in partnership with municipalities.

Special  Cautionary  Note  Regarding  Forward-Looking  Statements
-----------------------------------------------------------------
The Company cautions that words used in this document such as "expects," "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. For example, the ability of the Company to generate additional revenues from its N-Viro Soil product, depends on its ability to obtain additional sludge for processing and the continued demand by customers for such product. Such demand may not materialize or may diminish due to general economic conditions and other reasons. While the Company believes that trends in sludge treatment are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing processes. Our ability to develop our N-Viro Fuel projects is dependent upon various factors, including required approvals by third parties, market acceptance of N-Viro Fuel products, and the ability to obtain project financing, which may be adversely effected by current conditions in the financial markets. Additional factors that may cause our expenses to differ from the Company's expectations include, fuel and transportation costs, labor costs and costs relating to the treatment and processing of the biosolids. All of these factors, and other factors, will affect the profitability of our current operations and the development, construction and operation of new facilities utilizing the Company's technologies. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports, including its Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.


                          - Financial Tables Follow -


                                          N-VIRO INTERNATIONAL CORPORATION
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                             Periods Ended December 31

                                                                    Twelve Months Ended          Quarter Ended
                                                                     2008          2007         2008         2007
                                                                 ------------  ------------  -----------  ----------
Revenues                                                         $ 5,001,774   $ 4,085,131   $1,225,151   $ 995,218

Cost of Revenues                                                   4,260,290     3,379,741    1,037,407     858,402
                                                                 ------------  ------------  -----------  ----------

Gross Profit                                                         741,484       705,390      187,744     136,816

Operating Expenses
Selling, general and administrative                                1,929,777     2,207,545      602,462     776,672
                                                                 ------------  ------------  -----------  ----------

Operating Loss                                                    (1,188,293)   (1,502,155)    (414,718)   (639,857)

Other Income (Expense)
Interest income                                                        3,306         5,642          738       1,077
Gain on settlement of debt                                            88,785        61,635        4,627      15,021
Interest expense                                                     (60,513)      (65,585)     (13,170)    (17,356)
                                                                 ------------  ------------  -----------  ----------
                                                                      31,578         1,692       (7,805)     (1,258)
                                                                 ------------  ------------  -----------  ----------

Loss Before Income Taxes                                          (1,156,715)   (1,500,463)    (422,523)   (641,114)

Federal and state income taxes                                             -             -            -           -
                                                                 ------------  ------------  -----------  ----------

Net Loss                                                         $(1,156,715)  $(1,500,463)  $ (422,523)  $(641,114)
                                                                 ============  ============  ===========  ==========


Basic and diluted loss per share                                 $     (0.27)  $     (0.38)  $    (0.10)  $   (0.16)
                                                                 ============  ============  ===========  ==========

Weighted average common shares outstanding - basic and diluted     4,274,877     3,958,475    4,342,959    4,021,859
                                                                 ============  ============  ===========  ==========

